Filed under Rule 424(b)(2), File No. 333-267245

Pricing Supplement No. 165 - Dated Monday, August 26, 2024 (To: Prospectus dated September 2, 2022 and Prospectus Supplement dated September 2, 2022)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
92346MNT4	$1,323,000.00	100.00%	1.250%	$1,306,462.50	Fixed	4.400%	Semi-Annual	08/15/2029	2/15/2025	$20.29	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 8/15/2025 and any time thereafter with 10 calendar days notice.
92346MNU1	$688,000.00	100.00%	2.000%	$674,240.00	Fixed	4.900%	Semi-Annual	08/15/2036	2/15/2025	$22.59	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 8/15/2026 and any time thereafter with 10 calendar days notice.

Verizon Communications Inc.				Offering Date: Monday, August 19, 2024 through Monday, August 26, 2024						Verizon Communications Inc.
One Verizon Way				Trade Date: Monday, August 26, 2024 @ 12:00 PM ET						Verizon InterNotes ®
Basking Ridge, New Jersey 07920-1097				Settle Date: Thursday, August 29, 2024						Prospectus dated September 2, 2022 and Prospectus
				Minimum Denomination/Increments: $1,000.00/$1,000.00						Supplement dated September 2, 2022
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Joint Lead Manager and Lead Agent: InspereX

Agents: BofA Securities, Citigroup, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors

It is expected that delivery of the Notes will be made on or about August 29, 2024, which will be the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery should consult their own advisors.

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Agents purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the Agents for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the Agents on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such Agents will not retain any portion of the sales price as compensation.

If the maturity date or an interest payment date for any note is not a business day (as defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Verizon InterNotes® will be represented by a Master Note in fully registered form, without coupons. The Master Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.